                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                ----------------------

                                       FORM S-3

                                REGISTRATION STATEMENT

                                        UNDER

                              THE SECURITIES ACT OF 1933

                                ----------------------

                                      ISCO, INC.
                (Exact name of registrant as specified in its charter)

            NEBRASKA                                    47-0461807
  (State or other jurisdiction               (I.R.S. Employer Identification
of incorporation of organization)                         Number)

                    4700 SUPERIOR STREET, LINCOLN, NE.  68504-1398
                                    (402) 464-0231
             (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  STEPHEN E. GEHRING
                            1125 S. 103RD STREET, STE. 720
                                  OMAHA, NE.  68124
                                    (402) 397-1700
              (Name, address, including zip code, and telephone number,
                      including area code of agent for service)

                                ----------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.

                                ----------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box:   / /

                        CALCULATION OF REGISTRATION FEE

                                                   PROPOSED MAXIMUM        PROPOSED MINIMUM
   TITLE OF EACH CLASS OF         AMOUNT TO         OFFERING PRICE            AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED     BE REGISTERED          PER UNIT             OFFERING PRICE         REGISTRATION FEE
COMMON STOCK                       318,853              $9.25(1)             $2,643,291.37             $893.75


(1) Estimated pursuant to Rule 457 of the Securities Act of 1933, as amended (the "Act") solely for the purpose of calculating the registration fee. The price is based upon the last reported sale price on NASDAQ-NMS within five business days prior to filing.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

PROSPECTUS

                                  ISCO, INC.


    This Prospectus relates to the offering by ten shareholders (collectively "Selling Shareholders") of 318,853 shares of common stock of Isco, Inc. (the "Company"), par value $.10 (the "Common Stock"). The names of the Selling Shareholders, and the respective number of shares owned by each of them, are set forth below in the section entitled "Selling Shareholders." The Selling Shareholders each acquired their respective shares of Common Stock in connection with an Agreement and Plan of Merger, dated as of September 8, 1997, among Isco, Inc., Isco Acquisition Corp., a Nebraska corporation, and Geomation, Inc., a Colorado corporation. The 318,853 shares of Common Stock being registered formed part of the consideration for the merger and are fully paid and non-assessable.

    The Common Stock of the Company is listed on the NASDAQ-NMS under the
symbol "ISKO".   On November 21, 1997, the last reported sale price of the
Common Stock as quoted on NASDAQ-NMS was $9.25 per share.

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being registered by the Selling Shareholders.

    All expenses of the registration of securities covered by this Prospectus, estimated to be approximately $9,893.75, are to be borne by the Company.

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS", BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is November 24, 1997.

                                AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) System. This Web site can be accessed at http:\\www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made.

                         DOCUMENTS INCORPORATED BY REFERENCE

    The Company has provided, without charge, to each Selling Shareholder, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended July 25, 1997. The Company will also provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the other documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

                   Isco, Inc.
                   4700 Superior Street
                   Lincoln, Nebraska  68504-1398
                   Attention: Philip M. Wittig, Chief Financial Officer
                   Phone: (402) 464-0231

    The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 25, 1997;

    (2) Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1
         (File No. 2-99303)).

    All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMPANY BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

    THIS PROSPECTUS CONTAINS TREND ANALYSIS AND OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND
SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS THROUGHOUT THIS DOCUMENT.

COMPETITION

    Several competitors manufacture products similar to those of the Company,
both domestically and internationally.   However, market information
developed from internal and external sources indicates that the Company holds a significant share of the market. Specifically, the Company estimates that it has 50 percent of the domestic wastewater sampler market, approximately
20 to 25 percent of the domestic market for open channel flow meters (with each of the two major competitors holding a similar percent), and a share of the domestic liquid chromatography market comparable to that of its largest competitor. Generally, the Company has smaller market shares in the international market.

    During fiscal year 1997, the Company acquired substantially all of the assets and assumed selected liabilities of Suprex Corporation, Pittsburgh, Pennsylvania, a significant producer of supercritical fluid extractions ("SFE") products. The consolidated Isco/Suprex product line positioned the Company as the SFE equipment market leader with approximately 40 percent market share.

    No assurance can be given that the Company will not encounter new competitors, or that the equipment manufactured by the Company will not become obsolete as technology advances.

    As in many industries, consolidation of companies within the Company's market is an on-going trend. As a result, the Company is dealing with the effects of larger and well financed competitors some of which may have significantly greater financial resources than the Company, which could impede the Company's ability to compete effectively in the global market.

UNCERTAINTIES REGARDING INTERNATIONAL SALES

    The Company's international sales constituted 26, 27, and 22 percent of the Company's sales during fiscal 1997, 1996, and 1995, respectively. The Company expects that international sales will continue to account for a substantial portion of its revenues. International sales may be subject to political and economic risks, including political instability, currency controls, fluctuating exchange rates with respect to sales not denominated in U.S. dollars, and changes in import/export regulations, tariffs and freight rates. To date, all of the Company's international sales have been denominated in U.S. dollars. A weakening in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the Company by increasing the effective price of the Company's products in its international markets. In addition, there can be no assurance that the Company's international customers will continue to accept orders denominated in U.S. dollars. To the extent that orders are denominated in foreign currencies, the Company's reported sales and earnings are more directly subject to foreign exchange fluctuation. There can be no assurance that these factors will not adversely affect the Company's international sales in the future.

REGULATION

    Management believes it is in compliance with environmental regulations. Therefore, no unfavorable impact on competition or earnings is expected. Although the Company's products are not subject to significant U.S. government regulation, approximately 65 percent of the Company's sales are to the environmental market. This is a regulation driven market which is strongly influenced by both the perceived attitude and actions of the various governmental agencies in the promulgation and the enforcement of environmental regulations. The effects of the regulatory climate on the market are outside the Company's ability to control and, for any given period, may be either a positive or negative factor on the Company's performance.

RECENT DEVELOPMENTS

    On September 17, 1997, the Company acquired the remaining equity of Geomation, Inc., Golden, Colorado. Geomation designs, manufacturers, and markets measurement and control systems for the geotechnical and environmental markets. More than 70 percent of its sales are in dam monitoring applications. Geomation will continue its operations in Golden,
Colorado as a subsidiary of Isco.   The acquisition required approximately
$929,000 in cash and the issuance of 318,853 shares of the Company's Common Stock. The transaction also included an earn-out provision, which, depending upon the performance of Geomation through July 1998 may require the payment of up to $250,000 of additional cash and the issuance of additional shares of the Company's Common Stock with a market value of up to approximately $750,000. This transaction is being treated as a purchase. Depending upon the performance of Geomation and the amortization of intangibles resulting from the acquisition, management expects the Company will experience some dilution of earnings during the next several years.

UNCERTAINTY OF FUTURE ACQUISITIONS

    The Company continues to actively pursue the acquisition of companies and product lines which will compliment its existing product lines. The recent acquisition of Geomation, Inc. provides the Company with access to field data collection and transmission technology and expertise. It is management's expectation that this technology can be adapted to meet the needs of the Company's sampler and flow meter customers. Management expects the adaptation to be completed in fiscal 1999.

    Significant uncertainties accompany any acquisition and its integration with the Company's existing operations, such that any acquisition could have an adverse effect on the Company. There can be no assurance that the Company will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired, or that acquired operations will be effectively integrated or prove profitable.

FACTORS AFFECTING FUTURE RESULTS

    Factors which management believes may affect the future financial performance of the Company include but are not limited to: the successful implementation of manufacturing and business processes which will reduce costs and improve efficiency; the investment in engineering and marketing activities which lead to improved sales growth; the successful integration of acquisitions into the Company's operations; dealing with the external regulatory influences on the Company's primary markets; and the effect on the competitive environment resulting in the consolidation of companies within the instrumentation industry.

    During fiscal 1997, the Company invested in initiatives which, when fully implemented, are expected to improve the effectiveness and efficiency of its business and manufacturing processes. The investment in these initiatives will continue during fiscal 1998, with the benefits of successful implementation to be realized fully in the fiscal years beginning in fiscal 1999.

    The Company will continue to invest approximately 10 percent of sales in product development. Management will direct these efforts to those projects which it believes will contribute significantly to profitable sales growth. Management must also develop the marketing strategies which will focus energy and resources in those areas which will assist in growing sales profitability and thereby diluting the fixed cost structure of the Company.

DEPENDENCE ON KEY MANAGEMENT

    The Company's success depends, in substantial part, on the efforts and abilities of Douglas M. Grant, the Company's President and Chief Operating
Officer. The Company has no employment agreement with Mr. Grant.   Failure to
retain the services of Mr. Grant could have a material adverse effect on the Company. The Company does not maintain key man life insurance on the life of Mr. Grant.

POSSIBLE VOLATILITY OF STOCK PRICE; LIMITED TRADING VOLUME

    The trading price of the Common Stock may be volatile and could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general conditions in the industries in which the Company operates and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for the stock of many companies generally, which fluctuations often are unrelated to operating performance. Although the Common Stock is listed on the NASDAQ-NMS, daily trading volume of the Common Stock has generally been limited and accordingly the trading price is more vulnerable to significant fluctuations.

                                   USE OF PROCEEDS

    The Company is registering the Common Stock pursuant to demands from the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the shares of Common Stock being registered by the Selling Shareholders.

                                   DIVIDEND POLICY

    The declaration and payment of dividends by the Company are subject to the discretion of the Board. Any determination by the Board as to the payment of dividends in the future will depend upon, among other things, business conditions and the Company's financial condition and capital requirements, as well as any other factors deemed relevant by the Board. For nearly 50 quarters, the Company has paid a quarterly cash dividend.

                             SELLING SHAREHOLDERS


    The following table sets forth the beneficial ownership of Common Stock of the Company for the Selling Shareholders as of November 1, 1997.


                         Amount of Beneficial                                                      Beneficial Ownership of
                          Ownership of Common                                                        Common Stock After
                            Stock Prior to                                                               Offering(2)
Name of Beneficial Owner       Offering                                                       --------------------------------
------------------------   ----------------       Percentage of           Number of Shares     Number         Percentage of
                           Number of Shares     Outstanding Shares(1)      to be Offered      of Shares     Outstanding Shares
                           ----------------     ------------------         -------------      ---------     ------------------
John M. Klebba                  176,000                3.10%                  176,000              0                 0
David W. Benbow                  71,114                1.25%                   71,114              0                 0
Douglas E. Walliser              30,000                 .53%                   30,000              0                 0
Cletus A. Kolb                   13,000                 .23%                   13,000              0                 0
Kenneth L. Hultman                7,400                 .13%                    7,400              0                 0
Dennis E. Gunderson               7,400                 .13%                    7,400              0                 0
Garry G. Southard                 7,400                 .13%                    7,400              0                 0
Neal B. Gronlie                   3,739                 .07%                    3,739              0                 0
A. Geary Foulk                    1,800                 .03%                    1,800              0                 0
Carol H. Lucas                    1,000                 .02%                    1,000              0                 0

(1) Based upon a total outstanding amount of 5,672,092 shares.

(2) Assuming the sale of all offered shares.

                                 PLAN OF DISTRIBUTION


    The Selling Shareholders, in the aggregate, are hereby offering for sale pursuant to this Prospectus, 318,853 shares of Common Stock, all of which were acquired in the course of the Isco-Geomation merger described in the first section of the Prospectus and in the section entitled "Recent Developments" under Risk Factors. The Selling Shareholders may, under the Agreement and Plan of Merger with Geomation, receive additional shares of Isco Common Stock if Geomation achieves certain future financial results. Any such shares will be registered by amendment to this Prospectus.

    The distribution of shares of Common Stock by the Selling Shareholders may be offered in one of more transactions that may take place in ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales of securities.

    In order to comply with certain state securities laws, if applicable, the securities offered hereby will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                             DESCRIPTION OF CAPITAL STOCK

    The total number of shares the Company is authorized to issue is 20,000,000, consisting of 15,000,000 shares of Common Stock, par value
$.10 per share, and 5,000,000 shares of Preferred Stock, par value
$.10 per share. As of November 1, 1997, there were 5,672,092 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. Shareholders have cumulative voting rights with respect to the election of directors. The holders of Common Stock are entitled to receive dividends, subject to the senior rights of preferred shareholders, when, as and if declared by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and, upon completion of the offering, all shares of Common Stock offered hereby will be, duly authorized, fully paid and non-assessable.

PREFERRED STOCK

    The Board is authorized, without further approval or action by the shareholders, to issue shares of Preferred Stock in one or more series and to determine the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and number of shares constituting any series of Preferred Stock or the designation of such series.

    The rights of the holders of Common Stock will generally be subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, the Preferred Stock could be issued by the Company to raise capital or finance acquisitions. The Preferred Stock could have certain anti-takeover effects under certain circumstances. The issuance of shares of Preferred Stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with class voting rights.

    The Company has no current plans to issue any shares of its Preferred
Stock.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BY-LAWS

    CLASSIFIED BOARD OF DIRECTORS. The Company's Articles of Incorporation and By-Laws provide that the Board shall be divided into three classes of directors serving staggered terms. One class of directors is elected at each annual meeting of shareholders for a three-year term. Thus, at least two annual meetings of shareholders, instead of one, generally will be required to change the majority of the Board. Directors may only be removed by the shareholders at a meeting called for that purpose. Vacancies on the Board may be filled either by the remaining directors or by the shareholders.

    NOMINATIONS TO THE BOARD OF DIRECTORS. The Company's By-Laws provide that the Board, as a whole, shall act as the Nominating Committee for selecting prospective nominees to serve as Directors. The Board's recommended nominees are presented for nomination and election at a special or annual meeting of Shareholders. Officers and individual Board members may recommend prospective Board nominees. Shareholders may submit matters for vote at any meeting of shareholders so long as the subject matter of the proposal complies with the Securities Exchange Act of 1934 and the rules thereunder.

    MEETINGS OF SHAREHOLDERS. The Company's Articles of Incorporation and By-Laws provide that special meetings of shareholders of the Company may be called by the President, by the Board of Directors, or by the holders of 10 percent or more of the shares of voting stock then issued and outstanding.

    INDEMNIFICATION. The Company's By-Laws contain an extensive provision for indemnification of any person serving as a Director, officer, employee, or agent of the Company, for action taken in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. The inclusion of the broad indemnification provision in the Company's By-Laws may have the effect of reducing the likelihood of derivative litigation against Directors and may discourage or deter shareholders or management from bringing a lawsuit against Directors for breach of their duty of care.

    AMENDMENT OR REPEAL OF BY-LAWS. The Company's By-Laws provide that the By-Laws may be amended or repealed at any meeting of the Board of Directors.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is UMB Bank, whose mailing address is P.O. Box 419226, Kansas City, Missouri 64141.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Cline, Williams, Wright, Johnson & Oldfather, Omaha, Nebraska.

                                    PART II
                     EXPENSES OF ISSUANCE AND DISTRIBUTION


Registration Fees................................ $   893.75
Federal and State Taxes..........................          0
Transfer Agent Fees..............................          0
Costs of printing and engraving.................. $   500.00
Legal fees....................................... $ 5,000.00
Accounting fees.................................. $ 3,500.00
Engineering Fees.................................          0

    Total                                         $ 9,893.75

                         INDEMNIFICATION OF DIRECTORS,
                       OFFICERS AND CONTROLLING PERSONS

    The provision regarding indemnification of directors and officers is found in the Bylaws of the Company which are incorporated by reference to Exhibit (3)(ii) to the Annual Report on Form 10-K for the year ended July 28, 1995.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                       EXHIBITS

EXHIBIT NUMBER     EXHIBIT

       3.1 Amended and Restated Articles of Incorporation restated through July 25, 1985 (incorporated by reference to Exhibit 3.1 to the Registration Statement on
                   Form S-1 (File No. 2-99303)).

       3.2 By-laws of the Company, as amended and restated through September 21, 1995 (incorporated by reference to Exhibit (3)(ii) to the Annual Report on Form 10-K for the year ended July 28, 1995).

         5         Opinion of Counsel

      23.1         Independent Auditor's Consent

      23.2         Consent of Counsel (included in Exhibit 5)

                                  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-33 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 10 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                    SIGNATURES

    THE REGISTRANT, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska on November 24, 1997.

                                  ISCO, Inc.

                                  By: /s/ Philip M. Wittig
                                     -----------------------------------------
                                     Philip M. Wittig, Assistant Secretary,
                                     Treasurer and Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert W. Allington              Chairman and Director         11/25/97
----------------------------------
Robert W. Allington


/s/ Douglas M. Grant                 Director, President           11/25/97
----------------------------------   And Chief Operating Officer
Douglas M. Grant


/s/ Dale L. Young                    Director and Secretary        11/25/97
----------------------------------
Dale L. Young


/s/ James L. Carrier                 Director                      11/25/97
----------------------------------
James L. Carrier


/s/ Philip M. Wittig                 Director, Assistant           11/25/97
----------------------------------   Secretary,
Philip M. Wittig                     Treasurer and Chief Financial
                                     Officer


/s/ James L. Linderhom               Director                      11/25/97
----------------------------------
James L. Linderhom


/s/ John J. Brasch                   Director                      11/25/97
----------------------------------
John J. Brasch

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